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FOR IMMEDIATE RELEASE:

CONTACT:  Dianne Steele
          Managing Director - Corporate Communication
          U.S. Can Corporation
          (630) 571-2564

           U.S. CAN CORPORATION STOCKHOLDER FILES LAWSUIT CHALLENGING
                                RECAPITALIZATION


Oak Brook, IL, September 21, 2000 - U.S. Can Corporation (NYSE: USC) today announced that a purported class action lawsuit challenging its pending recapitalization transaction has been filed in the Delaware Court of Chancery by a stockholder against U.S. Can, Pac Packaging Acquisition Corporation, all of the directors of U.S. Can and a principal in Berkshire Partners LLC who formerly served as a director of U.S. Can.

     The complaint alleges, among other things, that the terms of the recapitalization are unfair to the stockholders of U.S. Can, that U.S. Can's directors breached their fiduciary duties to U.S. Can's stockholders in approving the recapitalization, that the proxy statement dated September 6, 2000 is misleading and incomplete and that under Delaware law the merger must be approved by a two-thirds vote of disinterested stockholders rather than a simple majority of the outstanding shares. The complaint seeks, among other things, that the recapitalization transaction be enjoined or rescinded and that the defendants pay unspecified monetary damages as well as unspecified costs and attorneys' fees. The plaintiff has not filed a motion to preliminarily enjoin the recapitalization or to expedite the proceedings. U.S. Can is proceeding with its scheduled stockholders meeting on Friday, September 29, 2000 to approve the recapitalization and expects to complete the transaction shortly thereafter.

     U.S. Can believes that this lawsuit is without merit and intends to contest this matter vigorously.

     U.S. Can is a Delaware corporation which is a leading manufacturer of steel containers for personal care, household, automotive, paint, industrial and specialty products in the United States and Europe, as well as plastic containers in the United States. U.S. Can also sells food cans in Europe through its subsidiary May Verpackungen. Based in Oak Brook, Illinois, U.S. Can had revenues of $714.1 million in 1999.


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